News Release
Media Contacts: Lisa Bottle +1 704 423 7060 Gail K. Warner +1 704 423 7048 Investor Contact: Paul Gifford +1 704 423 5517	Goodrich Corporation Four Coliseum Centre 2730 West Tyvola Road Charlotte, NC 28217-4578 Tel: 704 423 7000 Fax: 704 423 7127 www.goodrich.com
Goodrich Announces 20 Percent Increase in Third Quarter 2005 Net Income per Diluted Share
•	Third quarter 2005 net income per diluted share was $0.49, a 20 percent increase over third quarter 2004 net income per diluted share.

•	Third quarter 2005 sales of $1,371 million increased 18 percent compared to third quarter 2004, reflecting sales growth in all segments and market channels.

•	Full year 2005 outlook for sales expected to be approximately $5.3 billion, full year 2005 net income outlook remains unchanged at $2.00 — $2.10 per diluted share.
CHARLOTTE, NC, October 27, 2005 – Goodrich Corporation announced results today for the third quarter 2005, and updated its full year 2005 outlook.
Commenting on the company’s performance, Marshall Larsen, Chairman, President and Chief Executive Officer, said, “Our third quarter results represent a continuation of our strong performance in 2005. The trends in all of our major market channels continue to be very positive, and have led to excellent sales and income growth. The focus of our company is squarely on maintaining this momentum.
“As we look forward to 2006, we remain focused on operational excellence and balanced growth. We are still finalizing our outlook for 2006, which we will announce during the fourth quarter 2005. We expect that the 2006 outlook will include a double-digit increase in net income per diluted share from continuing operations, after taking into account significant increases in costs associated with pensions, foreign exchange and stock-based compensation plans,” Larsen continued.
The company reported third quarter 2005 net income of $61 million, or $0.49 per diluted share, on sales of $1,371 million. This compares to third quarter 2004 net income of $50 million, or $0.41 per diluted share, on sales of $1,162 million. The improved results were primarily due to increased sales for commercial aerospace original equipment and aftermarket products, as well as higher sales volume in all of the company’s other market channels. Income in the quarter was also affected by a number of additional items, including those discussed below:
•	Delta and Northwest bankruptcy filings – The company recognized a charge of $2 million after-tax, or $0.02 per diluted share, associated with the Chapter 11 bankruptcy filings of Delta Air Lines and Northwest Airlines.

•	Debt retirement — The company recognized a charge of $4 million after-tax ($0.03 per diluted share) for premiums and other costs associated with the redemption of $82 million of long-term debt in August 2005. During the third quarter of 2004 similar costs of about $2 million after-tax were incurred.

•	Effective tax rate — For the third quarter 2005, the company reported an effective tax rate of 34.6 percent, compared to the company’s prior expectation of between 32 – 33 percent for the quarter and the full year 2005. During the quarter, the company finalized plans for dividend repatriation under the American Jobs Creation Act, and increased its plan for dividend repatriation to approximately $122 million, from approximately $100 million previously. As a result, the company recognized additional taxes in the quarter of approximately $1 million, or $0.01 per diluted share. The effective rate in the current quarter is significantly higher than the effective rate of 20 percent for the third quarter 2004. The rate for the third quarter 2004 included the impact of a favorable state tax settlement that generated approximately $6.8 million of income during the year-ago quarter.
For the first nine months of 2005, the company reported net income of $194 million, or $1.57 per diluted share, on sales of $3,999 million. During the first nine months of 2004, net income was $136 million, or $1.13 per diluted share, on sales of $3,446 million. Double-digit percentage sales growth in all of the company’s major market channels resulted in increased sales of $553 million.
Cash flow from operations during the third quarter 2005 was $88 million, a decrease of $22 million from the same period in 2004. Cash flow in the quarter included a voluntary $30 million contribution to the company’s U.S. pension plan. In total, the company contributed $33 million to its worldwide pension plans in the third quarter 2005, compared to a contribution of $9 million in the third quarter of 2004. Capital expenditures were $37 million in the third quarter of 2005 compared to $31 million in the third quarter of 2004.
The cash balance of $244 million at September 30, 2005 decreased by $7 million from the balance of $251 million at June 30, 2005.

Cash Flow Comparison	Third Quarter		Year –to-date – First nine months
(Dollars in Millions)	2005	2004	2005	2004
Cash Flow from Operations*	$88	$110	$195	$237

Capital Expenditures	($37)	($31)	($103)	($82)

*Included in cash flow from operations:
Cash outflow for facility closures and headcount reductions	($4)	($8)	($10)	($23)
Pension Contributions	($33)	($9)	($40)	($50)
Business Highlights
•	Sensors Unlimited – In September Goodrich announced that it entered into a definitive agreement to acquire Sensors Unlimited, Inc. for $60 million in cash. The transaction is expected to close on October 31, 2005. Its imaging products and technologies align with existing Goodrich positions in intelligence, surveillance and reconnaissance systems and are expected to create opportunities for additional growth in new and emerging markets.

•	Debt redemption – On August 30, 2005, Goodrich completed the redemption of the $82 million balance of its 6.45 percent Notes due 2007. The company recorded a pre-tax expense in the third quarter 2005 of approximately $6 million ($4 million after-tax) for premiums and other costs associated with the redemption.
2005 Outlook
The company expects that full year 2005 sales will be approximately $5.3 billion, which represents a sales increase of about 13 percent from 2004 levels. The company continues to expect net income per diluted share to be in the range of $2.00 — $2.10, reflecting margin expansion associated with the sales growth. The outlook for net income per diluted share represents an increase of 40 — 47 percent over 2004 reported results. While the company remains confident in this range, the outlook now includes certain items of expense that were not included in the company’s prior expectations. These items are expected to reduce net income by approximately $0.08 per diluted share in the fourth quarter, and include a higher effective tax rate of 33.3 percent for the full year 2005, additional restructuring expense and the impact of the recent request by Boeing to defer product deliveries as a result of their strike.
Goodrich’s 2005 outlook is based on the following assumptions:
•	Deliveries of Airbus and Boeing large commercial aircraft are expected to increase by about 10 percent in 2005, based on the announced plans by Airbus and Boeing. Goodrich sales of commercial aircraft original equipment are now projected to increase by approximately 20 percent in 2005, compared to 2004.

•	Capacity in the global airline system, as measured by available seat miles (ASMs), is expected to continue to grow. Goodrich sales to airlines for large commercial and regional aircraft aftermarket parts and services are now expected to grow by more than 10 percent in 2005, compared to 2004, somewhat above expectations for global ASM increases due to the continuing strong demand for aftermarket components and services.

•	Total regional and business aircraft production is expected to be relatively flat in 2005, compared to 2004, as deliveries of business jets are expected to increase, offsetting the expected decrease in regional aircraft deliveries. Deliveries to Embraer in support of its EMBRAER 190 aircraft, which includes significant Goodrich content, are expected to enable Goodrich to increase its original equipment sales in this market channel for the full year 2005, compared to 2004.

•	Goodrich military sales (original equipment and aftermarket) are now expected to increase 6 – 8 percent in 2005, compared to 2004, representing a growth rate slightly greater than global military budgets.
Goodrich now expects cash flow from operations, minus capital expenditures, to be approximately 75 percent of net income from continuing operations in 2005. The company expects 2005 capital expenditures to be in the range of $150 — $170 million.
The current sales, net income and cash flow from operations outlooks for 2005 do not include resolution of the previously disclosed Rohr and Coltec tax litigation, which are likely to be resolved in 2006, any further divestitures or additional acquisitions, other than Sensors Unlimited.
2006 Outlook Timing and Headwinds
Goodrich will communicate its initial 2006 outlook at, or prior to, its annual investor conference, which will be held on December 12, 2005.
It is expected that the 2006 outlook will include a double-digit increase in net income per diluted share from continuing operations, after taking into account expected significant increases in costs associated with pensions, foreign exchange and stock-based compensation plans, which are more fully discussed below:
•	Pension expense – Goodrich will set the discount rate, actuarial assumptions and expected long-term rate of return for 2006 on December 31, 2005. Based on actuarial assumptions and interest rates and asset values as of September 30, 2005, Goodrich would expect to incur additional pension expense of approximately $29 million pre-tax ($18 million after-tax, or $0.14 per diluted share) during 2006, compared to 2005.

•	Foreign exchange – Goodrich is currently about 90 percent hedged for its expected 2006 foreign exchange exposure. Based on these hedges and current market conditions, it is expected that foreign currency translation related to sales and expenses denominated in currencies other than the US dollar will have an unfavorable impact of approximately $27 million pre-tax ($17 million after-tax, or $0.13 per diluted share) during 2006, compared to 2005.

•	Stock-based compensation – The company implemented FAS 123, prospectively, and a new stock option and restricted stock unit program on January 1, 2004. The cost of each annual restricted stock unit grant is amortized over a five-year vesting period. Consequently, expense increases year-over-year as each new restricted stock unit grant is added and then is expected to stabilize after the fifth year (2008). Also, under the provisions of FAS 123 and FAS 123(R), beginning in 2006 Goodrich will recognize the value of stock options and restricted stock units granted to all employees who are, or who become, eligible for retirement on an accelerated basis. In total, these items are expected to result in an increase in stock based compensation expense of approximately $14 million pre-tax ($9 million after-tax, or $0.07 per diluted share) during 2006, compared to 2005.

The supplemental segment discussion and tables that follow provide more detailed information about the third quarter 2005 results.

Goodrich will hold a conference call on October 27, 2005 at 10:00 AM U.S. Eastern Time to discuss this announcement. Interested parties can listen to a live webcast of the conference call, and view the related presentation materials, at www.goodrich.com, or listen via telephone by dialing 913-981-5542.

Goodrich Corporation, a Fortune 500 company, is a global supplier of systems and services to aerospace, defense and homeland security markets. With one of the most strategically diversified portfolio of products in the industry, Goodrich serves a global customer base with significant worldwide manufacturing and service facilities. For more information visit http://www.goodrich.com.

Forward-looking Statements
Certain statements made in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the company’s future plans, objectives and expected performance. Specifically, statements that are not historical facts, including statements accompanied by words such as “believe,” “expect,” “anticipate,” “intend,” “could,” “should,” “estimate,” or “plan,” are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. The company cautions readers that any such forward-looking statements are based on assumptions that the company believes are reasonable, but are subject to a wide range of risks, and actual results may differ materially.
Important factors that could cause actual results to differ include, but are not limited to:
•	demand for and market acceptance of new and existing products, such as the Airbus A350 and A380, the Boeing 787 Dreamliner, the EMBRAER 190, and the Lockheed Martin F-35 Joint Strike Fighter and F-22 Raptor;

•	the company’s ability to extend its contracts with Boeing relating to the 787 Dreamliner beyond the initial contract period;

•	potential cancellation of orders by customers;

•	successful development of products and advanced technologies;

•	the health of the commercial aerospace industry, including the impact of bankruptcies in the airline industry;

•	global demand for aircraft spare parts and aftermarket services;

•	changing priorities or reductions in the defense budgets in the U.S. and other countries, U.S. foreign policy and the level of activity in military flight operations;

•	the actual amount of future liabilities assumed by the company pursuant to the partial settlement with Northrop Grumman related to the purchase of Aeronautical Systems;

•	the possibility of additional contractual disputes with Northrop Grumman related to the purchase of Aeronautical Systems;

•	the resolution of tax litigation involving Coltec Industries Inc and Rohr, Inc.;

•	the possibility of restructuring and consolidation actions beyond those previously announced by the company;

•	threats and events associated with and efforts to combat terrorism, including the current situation in Iraq;

•	the extent to which expenses relating to employee and retiree medical and pension benefits continue to rise;

•	competitive product and pricing pressures;

•	the company’s ability to recover from third parties under contractual rights of indemnification for environmental and other claims arising out of the divestiture of the company’s tire, vinyl and other businesses;

•	possible assertion of claims against the company on the theory that it, as the former corporate parent of Coltec Industries Inc, bears some responsibility for the asbestos-related liabilities of Coltec and its subsidiaries, or that Coltec’s dividend of its aerospace business to the company prior to the EnPro spin-off was made at a time when Coltec was insolvent or caused Coltec to become insolvent;

•	the effect of changes in accounting policies;

•	domestic and foreign government spending, budgetary and trade policies;

•	economic and political changes in international markets where the company competes, such as changes in currency exchange rates, inflation, deflation, recession and other external factors over which the company has no control; and

•	the outcome of contingencies (including completion of acquisitions, divestitures, tax audits, litigation and environmental remediation efforts).
The company cautions you not to place undue reliance on the forward-looking statements contained in this release, which speak only as of the date on which such statements were made. The company undertakes no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date on which such statements were made or to reflect the occurrence of unanticipated events.
###

Supplemental Segment Review

	Dollars in millions		Percent Change
Total Segment Results	3rd Quarter 2005	3rd Quarter 2004	3Q05 vs. 3Q04
Sales	$1,371	$1,162	18%
Segment Operating Income	$157.4	$131.6	20%
Margin %	11.5%	11.3%	N/A
Included below is a summary discussion of sales and operating income changes by segment:
Airframe Systems: Airframe Systems segment sales of $475 million in the third quarter 2005 increased $76 million, or 19 percent, from $399 million in the third quarter 2004. The increase was primarily due to the following:
•	Higher landing gear commercial and military OE sales volume,

•	Higher large commercial, regional and military aircraft wheel and brake sales volume,

•	Higher actuation systems sales volume, and

•	Higher sales volume for airframe heavy maintenance services.
Airframe Systems segment operating income of $16 million in the third quarter 2005 decreased $12 million, or 42 percent, from $28 million in the third quarter 2004. The positive impact of the higher sales volume described above was more than offset by:
•	Higher operating costs,

•	The impact of a one-time pre-tax benefit of $6 million for the revision of the accounting treatment of a technology development grant from a non-U.S. government entity, which occurred in the third quarter 2004, and was not repeated in the third quarter 2005,

•	Unfavorable foreign currency translation, primarily in the landing gear business, and

•	Higher restructuring expenses.
Engine Systems: Engine Systems segment sales of $567 million in the third quarter 2005 increased $92 million, or 20 percent, from $475 million in the third quarter 2004. The increase was primarily due to the following:
•	Higher aerostructures OE sales volume for large commercial and regional aircraft, commercial spare parts and maintenance, repair and overhaul (MRO),

•	Higher sales volume from military customers for aftermarket support in the customer services business,

•	Higher sales volume of turbomachinery products for U.S. military and regional aircraft applications and in the power generation market, and

•	Higher sales volume of engine control units for military, regional, and commercial applications.

Engine Systems segment operating income of $104 million in the third quarter 2005 increased $39 million, or 60 percent, from $65 million in the third quarter 2004. Segment operating income was higher due primarily to:
•	Higher sales volume as described above,

•	Non-recurrence of an unfavorable cumulative catch-up pre-tax charge of $6.4 million in the third quarter 2004, coupled with a favorable cumulative catch-up pre-tax benefit of $0.7 million in the third quarter 2005, and

•	Improved margins due to higher aftermarket sales, primarily for aerostructures products.
The increase in Engine Systems segment operating income was partially offset by higher operating costs, increased research and development costs for new programs that have already been awarded and unfavorable impacts from foreign currency translation.
Electronic Systems: Electronic Systems segment sales of $328 million in the third quarter 2005 increased $41 million, or 14 percent, from $287 million in the third quarter 2004. The increase was primarily due to the following:
•	Higher sales volume of military OE sales in the optical & space systems, sensors and fuel & utility systems business units,

•	Higher sales volume in the other category including products for industrial gas turbines, and in the aircraft interior products and sensors systems businesses,

•	Higher sales volume of commercial aftermarket for the aircraft interior products, fuel & utility systems, and lighting businesses, and

•	Higher sales volume of regional and business jet aircraft OE and aftermarket products for the aircraft interior products, and power systems businesses.
Electronic Systems segment operating income of $37 million in the third quarter 2005 decreased $2 million, or 4 percent, from $39 million in the third quarter 2004. The positive impact of the higher sales volume described above was more than offset by:
•	Unfavorable sales mix shift from aftermarket towards proportionately more OE sales in military and other markets,

•	Increased investments in research and development costs for new programs that have been won,

•	Increases in warranty reserves in line with the higher year to date volumes, and

•	Unfavorable impacts from foreign currency translation.

PRELIMINARY
GOODRICH CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)
(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,
	2005	2004	2005	2004
Sales	$1,370.5	$1,161.5	$3,998.7	$3,446.0

Operating costs and expenses:
Cost of sales	1,009.9	852.9	2,930.1	2,543.7
Selling and administrative costs	225.2	200.6	667.0	593.1

	1,235.1	1,053.5	3,597.1	3,136.8

Operating Income	135.4	108.0	401.6	309.2
Interest expense	(32.3)	(35.7)	(99.2)	(108.8)
Interest income	1.2	1.0	3.1	2.3
Other income (expense) – net	(11.6)	(10.9)	(36.0)	(40.6)

Income from continuing operations before income taxes	92.7	62.4	269.5	162.1
Income tax expense	(32.1)	(12.5)	(89.7)	(43.4)

Income From Continuing Operations	60.6	49.9	179.8	118.7
Income from discontinued operations	0.2	—	14.2	0.6
Cumulative effect of change in accounting	—	—	—	16.2

Net Income	$60.8	$49.9	$194.0	$135.5

Basic Earnings per Share:
Continuing operations	$0.50	$0.42	$1.49	$1.00
Discontinued operations	—	—	0.11	0.01
Cumulative effect of change in accounting	—	—	—	0.13

Net Income	$0.50	$0.42	$1.60	$1.14

Diluted Earnings per Share:
Continuing operations	$0.49	$0.41	$1.46	$0.99
Discontinued operations	—	—	0.11	0.01
Cumulative effect of change in accounting	—	—	—	0.13

Net Income	$0.49	$0.41	$1.57	$1.13

Dividends declared per common share	$0.20	$0.20	$0.60	$0.60

Weighted — Average Number of Shares Outstanding (in millions)
Basic	122.4	118.8	121.1	118.5

Diluted	125.1	120.6	123.6	120.2

PRELIMINARY
GOODRICH CORPORATION
SEGMENT REPORTING (UNAUDITED)
(DOLLARS IN MILLIONS)

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,
	2005	2004	2005	2004
Sales:
Airframe Systems	$475.2	$399.5	$1,381.9	$1,205.9
Engine Systems	567.3	474.5	1,661.2	1,422.2
Electronic Systems	328.0	287.5	955.6	817.9

Total Sales	$1,370.5	$1,161.5	$3,998.7	$3,446.0

Operating Income:
Airframe Systems	$16.1	$27.6	$54.7	$74.0
Engine Systems	104.1	65.2	303.4	209.0
Electronic Systems	37.2	38.8	107.2	92.7

Total Segment Operating Income	157.4	131.6	465.3	375.7

Corporate General and Administrative Costs	(22.0)	(23.6)	(63.7)	(66.5)

Total Operating Income	$135.4	$108.0	$401.6	$309.2

Segment Operating Income as a Percent of Sales:
Airframe Systems	3.4%	6.9%	4.0%	6.1%
Engine Systems	18.4%	13.7%	18.3%	14.7%
Electronic Systems	11.3%	13.5%	11.2%	11.3%

Total Segment Operating Income as a Percent of Sales	11.5%	11.3%	11.6%	10.9%

PRELIMINARY
GOODRICH CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
(DOLLARS IN MILLIONS EXCEPT SHARE AMOUNTS)

	September 30,	December 31,
	2005	2004
Current Assets
Cash and cash equivalents	$244.0	$297.9
Accounts and notes receivable, less allowances for doubtful receivables ($21.4 at September 30, 2005 and $19.5 at December 31, 2004)	773.6	649.3
Inventories — net	1,293.4	1,163.5
Deferred income taxes	119.7	118.9
Prepaid expenses and other assets	59.2	118.8
Assets from discontinued operations	—	17.8

Total Current Assets	2,489.9	2,366.2

Property, plant and equipment — net	1,123.6	1,164.1
Prepaid pension	256.4	275.5
Goodwill	1,280.7	1,258.5
Identifiable intangible assets — net	458.1	507.0
Deferred income taxes	44.6	44.7
Other assets	583.6	601.5

Total Assets	$6,236.9	$6,217.5

Current Liabilities
Short-term debt	$—	$1.0
Accounts payable	509.9	509.5
Accrued expenses	735.9	731.9
Income taxes payable	350.2	294.4
Deferred income taxes	22.0	22.0
Current maturities of long-term debt and capital lease obligations	1.5	2.4
Liabilities from discontinued operations	—	4.0

Total Current Liabilities	1,619.5	1,565.2

Long-term debt and capital lease obligations	1,709.1	1,899.4
Pension obligations	773.9	761.7
Postretirement benefits other than pensions	302.5	302.7
Deferred income taxes	3.9	33.7
Other non-current liabilities	336.3	311.9
Commitments and contingent liabilities	—	—
Shareholders’ Equity
Common stock — $5 par value
Authorized 200,000,000 shares; issued 136,530,818 shares at September 30, 2005 and 132,709,310 shares at December 31, 2004 (excluding 14,000,000 shares held by a wholly-owned subsidiary at each date)	682.7	663.5
Additional paid-in capital	1,191.9	1,077.9
Income retained in the business	240.5	119.5
Accumulated other comprehensive loss	(207.1)	(103.7)
Common stock held in treasury, at cost	(416.3)	(414.3)

Total Shareholders’ Equity	1,491.7	1,342.9

Total Liabilities And Shareholders’ Equity	$6,236.9	$6,217.5

PRELIMINARY
GOODRICH CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
(DOLLARS IN MILLIONS)

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,
	2005	2004	2005	2004
Operating Activities
Income from continuing operations	$60.6	$49.9	$179.8	$118.7
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Restructuring and consolidation:
Expenses	3.7	3.6	7.4	8.5
Payments	(3.7)	(7.5)	(9.5)	(22.6)
Asset impairments	—	0.2	—	0.2
Depreciation and amortization	57.7	54.3	169.9	164.1
Stock-based compensation expense	5.7	4.2	16.1	13.8
Loss on extinguishment of debt	3.9	3.1	9.6	3.1
Deferred income taxes	(9.5)	(29.4)	(34.8)	(31.0)
Change in assets and liabilities, net of effects of acquisitions and dispositions of businesses:
Receivables	(28.9)	(29.4)	(165.1)	(74.6)
Change in receivables sold, net	(10.0)	—	18.8	—
Inventories	(35.5)	(55.0)	(147.0)	(106.6)
Other current assets	4.5	9.6	54.9	(2.1)
Accounts payable	(15.0)	6.9	14.9	13.3
Accrued expenses	42.7	62.6	19.9	109.8
Income taxes payable	18.6	34.4	78.9	41.0
Tax benefit on non-qualified options	5.5	0.7	14.3	2.9
Other non-current assets and liabilities	(12.4)	1.5	(32.8)	(2.0)

Net Cash Provided By Operating Activities	87.9	109.7	195.3	236.5

Investing Activities
Purchases of property, plant and equipment	(37.0)	(30.9)	(103.4)	(82.2)
Proceeds from sale of property, plant and equipment	5.1	9.5	10.4	9.7
Payments made in connection with acquisitions, net of cash acquired	—	—	(9.3)	(0.5)

Net Cash Used By Investing Activities	(31.9)	(21.4)	(102.3)	(73.0)

Financing Activities
Increase (decrease) in short-term debt, net	—	(1.0)	(1.0)	(2.8)
Repayment of long-term debt and capital lease obligations	(85.7)	(79.2)	(191.8)	(149.2)
Proceeds from issuance of common stock	49.9	4.7	101.2	23.0
Purchases of treasury stock	(0.5)	—	(1.1)	(0.2)
Dividends	(24.3)	(23.7)	(72.2)	(70.9)
Distributions to minority interest holders	—	—	(2.4)	—

Net Cash Used By Financing Activities	(60.6)	(99.2)	(167.3)	(200.1)

Discontinued Operations
Net cash provided by (used in) discontinued operations	(1.2)	0.2	26.0	3.2
Effect of exchange rate changes on cash and cash equivalents	(1.5)	—	(5.6)	0.5

Net decrease in cash and cash equivalents	(7.3)	(10.7)	(53.9)	(32.9)
Cash and cash equivalents at beginning of period	251.3	356.2	297.9	378.4

Cash and cash equivalents at end of period	$244.0	$345.5	$244.0	$345.5

PRELIMINARY
GOODRICH CORPORATION
SUPPLEMENTARY FINANCIAL INFORMATION (UNAUDITED)
(DOLLARS IN MILLIONS)

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,
	2005	2004	2005	2004
Income Statement Data:
Non-Segment Expenses:

Net Interest Expense	$(31.1)	$(34.7)	$(96.1)	$(106.5)

Other Income (Expense), Net:	$(11.6)	$(10.9)	$(36.0)	$(40.6)

- Discontinued Retiree Health Care	$(4.1)	$(4.8)	$(12.6)	$(14.2)
- Debt Redemption Premiums and Related Expenses	$(5.6)	$(3.1)	$(11.6)	$(3.5)
- Impairment of a Note Receivable	$—	$—	$—	$(7.0)
- Other Income (Expense)	$(1.9)	$(3.0)	$(11.8)	$(15.9)

Cash Flow Data:
Dividends	$(24.3)	$(23.7)	$(72.2)	$(70.9)

Depreciation and Amortization	$57.7	$54.3	$169.9	$164.1

- Depreciation	$37.8	$40.0	$119.8	$120.1
- Amortization	$19.9	$14.3	$50.1	$44.0

	September 30,	December 31,
	2005	2004
Balance Sheet Data:
Inventory
Preproduction and Excess-Over-Average Inventory	$270.6	$239.8

Short-term Debt	$—	$1.0
Current Maturities of Long-term Debt and Capital Lease Obligations	1.5	2.4
Long-term Debt and Capital Lease Obligations	1,709.1	1,899.4

Total Debt[1]	$1,710.6	$1,902.8
Cash and Cash Equivalents	244.0	297.9

Net Debt[1]	$1,466.6	$1,604.9

[1]	Total Debt (defined as short-term debt plus current maturities of long-term debt and capital lease obligations plus long- term debt and capital lease obligations) and Net Debt (defined as Total Debt minus cash and cash equivalents) are non- GAAP financial measures that the Company believes are useful to rating agencies and investors in understanding the Company’s capital structure and leverage. Because all companies do not calculate these measures in the same manner, the Company’s presentation may not be comparable to other similarly titled measures reported by other companies.